Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact:
Michael Polzin of Walgreens, (847) 914-2925
Alan Levin of Happy Harry's, (302) 366-0335
June 5, 2006                                               NYSE, NASDAQ: WAG
FOR IMMEDIATE RELEASE                                      INTERNET: http://www.walgreens.com

HAPPY HARRY’S PHARMACY CHAIN TO MERGE WITH WALGREENS

    DEERFIELD, Ill. - Walgreen Co. (NYSE, NASDAQ: WAG) Chairman and CEO Dave Bernauer and Happy Harry’s Inc. Chairman and CEO Alan Levin today announced that Delaware-based Happy Harry’s pharmacy chain has agreed to a merger with Walgreens. Financial terms of the agreement weren’t disclosed.

    The transaction includes all 76 Happy Harry’s stores in Delaware, Pennsylvania, Maryland and New Jersey, and the corporate office and distribution center in Newark, Del.

    "Happy Harry’s is one of the strongest regional chains in the drugstore industry with a great following in a market where we have little presence," said Bernauer. "Its brand reputation and market share are a great base from which to build our presence there. These stores are performing well and will benefit us right from the start."

    Levin, whose father Harry Levin founded Happy Harry’s in 1962, said, "My father would be proud of the accomplishments we’ve made and very pleased with today’s announcement. He always believed, as do I, in putting our customers and employees first, and so does Walgreens."

    The merger is subject to regulatory approval and is expected to close this summer. Afterward, Levin will continue working with Walgreens. "I’m excited by the opportunities this merger presents for both the employees of Happy Harry’s and our customers," said Levin.

    Organic growth has been and will continue to be Walgreens primary growth vehicle. Over the last 10 years, Walgreens has opened more than 3,800 new locations while acquiring and operating fewer than 30 retail drugstores. "Retail acquisitions are rare for us, but Happy Harry’s presented a unique opportunity and is a solid strategic fit," said Bernauer. This is Walgreens largest acquisition since 1986, when it purchased the 66-store Medi Mart chain in the Northeast.

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    Walgreens vice president of store operations Frank Grilli, who will lead the integration of the new stores, said, "Happy Harry’s customers will see the same service levels and same employees in the stores. Their knowledge of their customers and markets will be invaluable.

    "We plan to keep the name and look of the stores the same, while over time evaluating the benefits of incorporating or substituting the Walgreens name," added Grilli. "The only exceptions to this are the eight stores in Pennsylvania, where the decision has already been made to convert the stores to the Walgreens name because of our stronger branding there."

    Walgreens also recognizes the relationships Happy Harry’s has built with many Delaware community organizations. "Our companies have similar histories," said Bernauer. "They’re family-founded with a family name and family involvement. Being part of the community is another common value we share, and we look forward to Alan continuing to direct that involvement in the region."

    Walgreens expects to continue accepting all prescription insurance plans currently taken by Happy Harry’s after the transaction closes. Once Happy Harry’s pharmacy patients are part of Walgreens Intercom Plus pharmacy computer system, they can have their prescriptions accessed and filled at any of the more than 5,200 Walgreens nationwide.

    Walgreen Co. is the nation's largest drugstore chain with fiscal 2005 sales of $42.2 billion. The company operates 5,251 stores in 45 states and Puerto Rico. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy.

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